Exhibit 4.19

THIRD ADDENDUM TO THE LEASE DEED

This third addendum dated 20th January 2021 (“this Addendum”) to the Lease Deed dated 18th February, 2020 (“Lease Deed”) is made at Gurgaon.

BETWEEN

M/s DLF Cyber City Developers Limited, a company incorporated under the Companies Act, 1956 having its registered office at 10th floor, DLF Gateway Tower,  DLF City Phase – III, Gurgaon, Haryana - 122002, India(hereinafter referred to as ‘THE LESSOR’ which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors, nominees, transferees and assigns) acting through its authorized signatories, Mr. Nishant Banerjee and Mr. Baljeet Singh duly authorized vide board resolution dated 16.07.2020 of the First Part

AND

M/s MakeMyTrip (India) Private Limited, a company incorporated under the Companies Act, 1956 and presently having its registered office in India at 19th Floor, Tower A/B/C Epitome Building No. 5, DLF Cyber City, DLF Phase III, Gurugram- 122002 (hereinafter referred to as ‘THE LESSEE’ which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors) having Permanent Account Number (PAN) AADCM5146R and Tax Deduction and Collection Account Number (TAN) DELM09144C, acting through its authorized signatory, Mr. Ravi Prakash Tyagi duly authorized vide board resolution dated 29.09.2019 of the Second Part.

(Both THE LESSOR and THE LESSEE are collectively referred to as “the Parties”).

Capitalized words and expressions not defined herein shall have the meaning ascribed to them in the Lease Deed.

WHEREAS:

A.

THE LESSOR and THE LESSEE have entered into lease deed dated 18th February, 2020 (“Lease Deed”) and addendum to Lease Deed dated 18th February, 2020 _ (“Addendum to the Lease Deed”) for super area admeasuring 1,04,097 sq.ft. (9670.792 sq.mtrs.) comprising of area admeasuring 22,170 sq. ft. (2,059.640 sq. mtrs.), On part of 19th Floor, Tower-A (“Area-1”), 8,311 sq.ft. (772.133 sq.mtrs.), On part of 19th Floor, Tower-A (“Area-2”), 11,279 sq. ft. (1047.799 sq. mtrs.), On part of 19th Floor, Tower-A (“Area-3”), 50,783 sq. ft. (4,717.870 sq.mtrs.) on part of 19th Floor, Tower-B (“Area-4”) and 11,554 sq. ft. (1,073. 350 sq. mtrs.), On part of 19th Floor, Tower-C (“Area-5”), DLF Building No .5, DLF Cyber City, Gurgaon-122002 (“Demised Premises”)

B.	Upon request of THE LESSEE, THE LESSOR has agreed to carry out certain amendments/ additions/ modification to the Lease Deed to give effect to the understanding which is recorded in this Addendum.

NOW THIS ADDENDUM WITNESSETH AS UNDER:

1.	This Addendum, upon execution, shall form an integral part of the Lease Deed. The contents hereof shall be effective from the date its signing and shall be co-terminus with the Lease Deed.

2.	That it has been agreed between the Parties to cause the following amendments to the Lease Deed in the manner as provided hereunder: -

2.1 That the description at the following serial nos. of Annexure-A of the Addendum to the Lease Deed stands modified/ substituted and accordingly the description at the respective serial nos. reads as under:

ANNEXURE-A

COMMERCIAL TERMS & CONDITIONS FORMING INTEGRAL PART OF LEASE

S.NO.	ITEM	DESCRIPTION
10.	Monthly Rent

Rs. 1,17,31,731.90/- (Rupees One Crore Seventeen Lakhs Thirty One Thousand Seven Hundred Thirty One and Paise Ninety Only) calculated at the rate of Rs. 112.70/- per square foot per month/ Rs. 1,213.10/-per square meter per month (Rupees One Hundred Twelve and Paisa Seventy Only per square foot per month/Rupees One Thousand Two Hundred Thirteen and Paise Ten Only per square meter per month) of Gross Leasable Area of Demised Premises.

Provided, THE LESSOR shall provide THE LESSEE a rent-free period of One (01) month at the end of every year during the Lease Term and Lease Renewal Term(s), if any.

However, upon earlier termination of the Lease Deed during the Lease Term or Lease Renewal Term, if any, a rent free period shall be provided proportionate to the number of months, the Demised Premises is occupied by THE LESSEE during that year in which such termination takes place.

THE LESSEE will be provided “Additional rent-free periods” as follows for which rent is waived off by the Lessor:

•Thirty (30) days from 8th February, 2021 to 9th March, 2021 ; and

•Thirty (30) days from 10th May,2021 to 9th June, 2021 ; and

•Thirty (30) days from 10th August, 2021 to 9th September, 2021.

14.	Interest Free Refundable Security Deposit (IFRSD)

Rs. 17,23,39,141.61/- (Rupees Seventeen Crores Twenty Three Lacs Thirty Nine Thousand One Hundred Forty One and Paise Sixty One Only) calculated at the rate of Rs. 112.70/- per square foot per month /Rs. 1213.10/- per square meter  per month (Rupees One Hundred Twelve and Paise Seventy only per square foot per month / Rupees  One Thousand Two Hundred Thirteen and Paise Ten Only per square meter per month) of Gross Leasable Area of Demised Premises in the following manner:

IFRSD already with THE LESSOR for 104,097 sq. ft. under this Lease: Rs. 13,71,43,945.91/- (Rupees Thirteen Crore  Seventy One Lakhs Forty Three Thousand Nine Hundred Forty Five and Paisa Ninety One Only).

IFRSD already with THE LESSOR for area ad-measuring 34,196 sq. ft. surrendered by THE LESSEE (in Oct, 2020) to be adjusted under IFRSD of this Lease Deed: Rs. 3,34,90,297.15/- (Rupees Three Crore Thirty Four Lakhs Ninety Thousand Two Hundred Ninety Seven and Paise Fifteen Only) –

Subject to reconciliation of F&F, will be used to top up the IFRSD.

Balance IFRSD payable by THE LESSEE on or before 31st March, 2021- Rs. 2,06,75,184/-( Rupee Two Crore Six Lakhs Seventy Five thousand One Hundred Eighty Four Only) .

IFRSD shall always be equivalent to 14.69 months’ corresponding Monthly Rent of Demised Premises as prevailing at any point of time during Lease Term.  Further, upon escalation in Monthly Rent as mentioned at serial number 13 hereinabove, the differential amount shall be payable by THE LESSEE on or before such escalation.

In case THE LESSEE terminates the Lease Deed or vacates the Demised Premises on or before 9th December 2022 then amount equivalent to the rent for “Additional rent free periods” as provided to THE LESSEE and to the extent actually availed by the LESSEE as rent free period under this addendum will be adjusted by THE LESSOR from the Security Deposits.

3.

All costs, charges, expenses including penalties, payable on or in respect of execution and registration of this Addendum, shall be borne and paid by The LESSEE who shall be responsible for compliance of the provisions of the Indian Stamp Act, 1899 as well as applicable local laws of India.

4.

The Parties hereby confirm and acknowledge that, save and except for the changes referred to hereinabove, all other terms and conditions of the Lease Deed shall continue to be in full force and effect and remain the same and binding on both THE LESSOR and THE LESSEE in all respects.

5.	This Addendum along with Annexures thereto shall be a part and parcel of the Lease Deed and shall be binding on the Parties.

IN WITNESS WHEREOF the Parties hereto have set their hands to this Addendum at Gurgaon on the 20th day of January 2021.

THE LESSOR:

SIGNED AND DELIVERED on behalf of the above named M/s DLF Cyber City Developers Limited acting through Mr. Nishant Banerjee and Mr. Baljeet Singh, its authorized signatories:

For and on behalf of

DLF Cyber City Developers Limited

/s/ Nishant Banerjee   /s/ Baljeet Singh

(Nishant Banerjee) & (Baljeet Singh)

AUTHORIZED SIGNATORIES

THE LESSEE:

SIGNED AND DELIVERED on behalf of the above named M/s MakeMyTrip (India) Private Limited acting through Mr. Ravi Prakash Tyagi, its authorized signatory:

For and on behalf of

MakeMyTrip (India) Private Limited

/s/ Ravi Prakash Tyagi

(Ravi Prakash Tyagi)

AUTHORIZED SIGNATORY

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